Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-215670 on Amendment No. 1 to Form S-3, Registration Statement No. 333-212192 on Form S-3D, Registration Statement No. 333-195226 on Form S-8 and Registration Statement No. 333-224698 on Form S-3ASR of our reports dated February 19, 2020 relating to the consolidated financial statements of Enable Midstream Partners, LP and subsidiaries, (collectively the “Partnership”), and the effectiveness of the Partnership’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Partnership for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Oklahoma City, Oklahoma
February 19, 2020